Exhibit 99.1

Avago Technologies Announces Changes to Board of Directors

SAN JOSE, Calif., and SINGAPORE – March 26, 2010 – Avago Technologies Limited (Nasdaq: AVGO), a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products, announced that John R. Joyce and James H. Greene, Jr. have resigned from its board of directors (the “Board”), effective today. In connection with their resignations from the Board, Messrs. Joyce and Greene have each withdrawn as candidates for re-election at Avago’s upcoming Annual General Meeting of Shareholders, scheduled to take place on March 31, 2010. The Board has decided not to fill the vacancies created by their resignations and no other nominees for election will be named in either of their places.

Mr. Joyce and Mr. Greene were director designees of Silver Lake and KKR, respectively. Silver Lake and KKR, through their ownership of Bali Investments S.àr.l, Avago’s principal and controlling shareholder, beneficially own approximately 54% of Avago’s outstanding ordinary shares. Pursuant to the terms of Avago’s Second Amended and Restated Shareholder Agreement, Silver Lake and KKR are each currently entitled to designate three members to the Board. However, for the time being, neither Silver Lake nor KKR is designating another director to the Board to replace their resigning director designee. In light of the Company’s transition to being a public company and the completion of its recent secondary offering, KKR and Silver Lake believe it is an appropriate time to decrease their presence on the Board and allow independent directors to comprise a greater proportion of the Board.

“John and Jamie have served Avago well as directors over the last four years, and I thank them for their valuable contributions to the company”, said Hock Tan, President and Chief Executive Officer of Avago, “Given our transition to being a public company, it was appropriate to reconsider the composition of Avago’s Board.”

About Avago Technologies Limited

Avago Technologies Limited is a leading designer, developer and global supplier of a broad range of analog semiconductor devices with a focus on III-V based products. Our product portfolio is extensive and includes approximately 7,000 products in four primary target markets: wireless communications, wired infrastructure, industrial and automotive electronics and consumer and computing peripherals.

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Contacts:

Avago Technologies Ltd.

Jacob Sayer, 408-435-7400

VP Business Development and Investor Relations

investor.relations@avagotech.com